UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 14, 2011

MEDCATH CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-33009	56-2248952
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10720 Sikes Place Charlotte, North Carolina	28277
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (704) 708-6600

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 14, 2011, the Board of Directors of MedCath Corporation appointed James A. Parker to the offices of President and Chief Executive Officer of the Company effective as of September 23, 2011. Mr. Parker will succeed O. Edwin French, the current President and Chief Executive Officer, who will resign from employment with the Company and as a director effective as of September 23, 2011. Mr. French’s departure was not due to any disagreement with the Company on any matter relating to its operations, policies or practices.

In connection with his appointment as President and Chief Executive Officer, Mr. Parker will relinquish his position as Chief Financial Officer and Secretary of the Company. The Board of Directors appointed Lora Ramsey to succeed Mr. Parker as Chief Financial Officer and Secretary of the Company. In addition, the Company has retained Randy Smith, a former Senior Vice President of Tenet Healthcare, to provide consulting services with respect to the operation of MedCath’s four remaining hospitals.

Mr. Parker, age 46, has served as Executive Vice President and Chief Financial Officer of MedCath since September 22, 2009 and as the Company’s Senior Vice President, Finance and Development and Interim Chief Financial Officer from June – September 2009. Prior to that time, Mr. Parker served as the Company’s Interim Chief Financial Officer from January – June 2009 and as Vice President, Treasurer and Director of Investor Relations since joining MedCath in March 2001. Prior to joining MedCath, Mr. Parker served in various positions with Bank of America. His tenure at Bank of America began in 1987 and culminated in his position as a high yield bond research analyst with responsibility for coverage of the health care industry at Banc of America Securities. Mr. Parker received his bachelor’s degree from the University of Georgia and his Master’s of Business Administration from Wake Forest University’s Babcock School of Management.

Mrs. Ramsey, age 41, has served as MedCath’s Vice President, Controller and Principal Accounting Officer since September, 2006. From December 2001 until April 2006, Mrs. Ramsey served as Vice President and Corporate Controller of Datastream Systems, Inc. Datastream was a publicly traded company providing enterprise asset management software and services until it was acquired in April 2006 by Infor Global Solutions. From December 1996 to December 2001, she was a senior manager with KPMG, LLP and a senior accountant from 1994 to 1996 for McGladrey & Pullen, LLP. Mrs. Ramsey is a certified public accountant and received her Bachelor’s of Business Administration degree from Appalachian State University.

On September 14, 2011, the Company entered into agreements with each of Messrs. French and Parker and Joan McCanless, Senior Vice President and Chief Clinical and Compliance Officer, pursuant to which each of the officers agreed to the termination of his or her employment agreement with the Company. Prior to their termination, the employment agreements provided for the payment of cash severance benefits to each of the executive officers in the event the officer’s employment was terminated by the Company without cause or by the officer’s resignation for good reason, in either case, after a change in control of the Company. The Company agreed to enter into the termination agreements because it is anticipated that the employment of the three executives will ultimately be terminated in connection with the sale of the Company’s hospitals and other assets. The executive officers agreed to release all claims to the cash severance benefits from the Company in consideration for a lump sum payment from the Company equal to the severance benefits they would have received in connection with a termination without cause or with good reason following a change in control. The amount of the lump sum payments to be made to the executives within 90 days of September 14, 2011 are: (i) Mr. French – $1,770,313, (ii) Mr. Parker – $901,254, and (iii) Ms. McCanless – $633,888. The covenants in the employment agreements restricting the officers from competing with the Company or disclosing the Company’s confidential information will remain in effect and survive the termination of the employment agreements.

The Company entered into an employment agreement with Mrs. Ramsey in connection with her appointment as Chief Financial Officer and Secretary of the Company. The agreement provides for employment through the Company’s fiscal year ending September 30, 2014. Under the Agreement, Mrs. Ramsey will be paid a signing bonus of $283,500 on the effective date of the agreement and an annual base salary of $231,000 per annum. Mrs. Ramsey’s base salary will be increased to $237,930 effective as of October 1, 2012 and to $245,068 per annum effective as of October 1, 2013. Mrs. Ramsey will also receive a bonus each year in lieu of Company matching contributions under the Company’s 401(k) plan which is being terminated. The amount of the bonus will be $5,544, $5,710 and $5,880 for the years ending September 30, 2012 through 2014, respectively.

On September 30, 2011, the unvested restricted stock awards outstanding under the Company’s 2006 Stock Option and Award Plan will become fully vested as the result of the completed and anticipated sales of the Company’s hospitals and other assets through that date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDCATH CORPORATION

Date: September 20, 2011	By:	/s/ James A. Parker
James A. Parker Executive Vice President and Chief Financial Officer